Exhibit 99.1

News Release	For more information contact:
Brad Everly
Vice President, Chief Financial Officer
P: 717.530.2604
F: 717.532.4099
E: beverly@orrstown.com

For Immediate Release

ORRSTOWN FINANCIAL SERVICES, INC. ANNOUNCES FILING OF FORM S-3 SHELF

REGISTRATION STATEMENT

Shippensburg, Pennsylvania (February 9, 2010) – Orrstown Financial Services, Inc. (the “Company”) (NASDAQ:ORRF) announced today that it has filed a shelf registration statement on Form S-3 with the Securities and Exchange Commission (the “SEC”). When declared effective by the SEC, the shelf registration statement will allow the Company to raise capital from time to time, up to an aggregate of $80 million, through the sale of common and preferred stock, debt securities, warrants and other securities. Specific terms and prices will be determined at the time of each offering under a separate prospectus supplement, which will be filed with the SEC at the time of the offering.

Thomas R. Quinn, Jr., President and Chief Executive Officer, said “The shelf registration positions our company to take advantage of future expansion and other potential opportunities for growth by giving us the ability to quickly raise capital when the need may arise.”

The registration statement on Form S-3 filed with the SEC has not yet become effective. Securities may not be sold nor may offers to buy be accepted prior to the time that the registration statement becomes effective. This news release does not constitute an offer to sell, or the solicitation of an offer to buy securities, nor shall there be any sale of securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification of the securities under the securities laws of that state or jurisdiction. Any offer of securities covered by the registration statement will be made solely by means of a prospectus included in the registration statement and a prospectus supplement with respect to such offering.

With over $1 billion in assets, the Company and its subsidiary, Orrstown Bank, provide a full range of consumer and business financial services through twenty-one banking offices and two remote service facilities located in Cumberland, Franklin and Perry Counties, Pennsylvania and Washington County, Maryland. The Company’s stock is quoted on the NASDAQ Capital Market under the symbol ORRF.

Certain statements in this release may constitute “forward looking statements” under the Private Securities Litigation Reform Act of 1995, which involve risk and uncertainties. The Company’s actual results may differ significantly from the results discussed in such forward-looking statements. Factors that might cause such a difference include, but are not limited to, economic conditions, competition in the geographic and business areas in which the Company conducts its operations, fluctuations in interest rates, credit quality, and government regulation.

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